                                  EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


         THIS AGREEMENT AND PLAN OF MERGER is dated as of February 26, 1996, by and among INSIGHT HEALTH SERVICES CORP., a Delaware corporation ("InSight"), AMERICAN HEALTH SERVICES CORP., a Delaware corporation ("AHSC"), AHSC ACQUISITION COMPANY, a Delaware corporation and a wholly- owned subsidiary of InSight ("AHSC Sub"), MAXUM HEALTH CORP., a Delaware corporation ("MHC"), and MXHC ACQUISITION COMPANY, a Delaware corporation and a wholly-owned subsidiary of InSight ("MHC Sub"). The parties hereto are sometimes hereinafter referred to collectively as the "Companies" or the "Constituent Corporations," or individually as a "Company" or a "Constituent Corporation."

         WHEREAS, the respective Boards of Directors of the Companies deem it advisable and in the best interests of their respective stockholders that each of AHSC and MHC be acquired by and become wholly-owned subsidiaries of InSight and, in furtherance thereof, the Boards of Directors of the Constituent Corporations have approved, as applicable, the merger of (i) AHSC Sub with and into AHSC, and (ii) MHC Sub with and into MHC, upon the terms and subject to the conditions set forth herein (individually, "Merger" and collectively, "Mergers"); and

         WHEREAS, for federal income tax purposes, it is intended that the transfer of stock of AHSC and MHC to InSight by the existing stockholders of AHSC and MHC in exchange for stock of InSight pursuant to the Mergers shall qualify as a transfer of property to a controlled corporation within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended ("Code");

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I
                                  THE MERGERS
                                  -----------

         1.1. THE MERGERS. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof) of each respective Merger, (a) AHSC Sub shall be merged with and into AHSC, and
(b) MHC Sub shall be merged with and into MHC, AHSC and MHC being the surviving corporation in each respective merger ("Surviving Corporation") and the separate existence of each of AHSC Sub and MHC Sub shall thereupon cease. Each Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law ("DGCL"). From and after the Effective Time of each respective Merger, each Surviving Corporation shall be a wholly-owned subsidiary of InSight.

         1.2. EFFECTIVE TIME OF THE MERGERS. Each Merger shall become effective upon the completion of the filing of properly executed Certificates of Merger with the Secretary of State of the state of Delaware reflecting the respective Mergers of AHSC and AHSC Sub, and of MHC and MHC Sub, which filings shall be made at the Closing Date (as defined in Section 3.7 hereof) after satisfaction of the conditions set forth in Article VIII hereof. Neither of the Mergers shall be deemed effective until both of the Mergers shall have become effective. When used in this Agreement, the term "Effective Time" with respect to each such Merger shall mean the date and time at which both Certificates of Merger are successfully filed.

                                   ARTICLE II
                     INSIGHT AND THE SURVIVING CORPORATIONS
                     --------------------------------------

         2.1. CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATIONS. The respective Certificates of Incorporation of each of AHSC and MHC shall be the respective Certificate of Incorporation of the Surviving Corporation of each Merger in which such Company is involved, except that such respective Certificates of Incorporation shall be amended and restated at the Effective Time to read in their entirety as the Certificates of Incorporation of AHSC Sub and MHC Sub, respectively (with the names AHSC and MHC being substituted for those of AHSC Sub and MHC Sub), copies of which are attached hereto as Exhibit 2.1.

         2.2. BYLAWS OF THE SURVIVING CORPORATIONS. The respective Bylaws of each of AHSC Sub and MHC Sub, as in effect at the Effective Time, shall be the Bylaws of the Surviving Corporation of each Merger in which such Company is involved until thereafter amended in accordance with applicable law.

         2.3.       DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATIONS.

                    (a) The respective directors of AHSC Sub and MHC Sub at the Effective Time shall be the initial directors of the Surviving Corporation of each Merger in which such Company is involved, and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                    (b) The respective officers of AHSC Sub and MHC Sub at the Effective Time shall be the initial officers of the Surviving Corporation of each Merger in which such Company is involved, and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

         2.4.       DIRECTORS AND OFFICERS OF INSIGHT.

                    (a) At or prior to the Effective Time, the Companies shall take or cause to be taken all necessary action such that, at the Effective Time, the board of directors of InSight shall be





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
comprised of four (4) members. The first class of directors shall serve until the annual meeting of stockholders held in 1997 and shall initially consist of
E. Larry Atkins. The second class of directors shall serve until the annual meeting of stockholders held in 1998 and shall initially consist of Ronald G. Pantello. The third class of directors shall serve until the annual meeting of stockholders held in 1999 and shall initially consist of Leonard H. Habas and Frank E. Egger. All subsequent terms of each class of directors after such class first stands for re-election shall expire at the third succeeding annual meeting of stockholders after their election. Immediately after the Effective Time, InSight shall extend an invitation to Grant R. Chamberlain to join its Board of Directors. Should he accept, he would become a member of the second class of directors.

                    (b) At or prior to the Effective Time, the Companies shall take or cause to be taken all necessary action such that, at the Effective Time, InSight's officers shall include the following:

   Chairman                                                            Frank E. Egger
   President & Chief Executive Officer                                 E. Larry Atkins
   Senior Executive Vice President-Operations                          Glenn P. Cato
   Executive Vice President-Finance and Secretary                      Thomas V. Croal
   Senior Vice President-Operations                                    Michael A. Boylan
   Senior Vice President-Operations                                    Robert N. LaDouceur
   Senior Vice President-Operations                                    Michael D. Cragin
   Vice President-Marketing                                            Deborah M. MacFarlane

         2.5. EMPLOYMENT AGREEMENTS AND OPTION PLANS. InSight has entered into employment agreements with Messrs. Atkins, Croal, Boylan, LaDouceur and Cragin and Ms. MacFarlane, which shall take effect as of the
Effective Time.   Prior to the Effective Time, InSight shall take or cause to be taken all necessary action on its part to enter into an employment agreement with Glenn P. Cato, and to adopt the InSight 1996 Employee Stock Option Plan and the 1996 Directors' Stock Option Plan in substantially the form of Exhibit 2.5A attached hereto. Maxum Health Services Corp. and Mr. Cato currently are parties to an Employment Agreement in substantially the form of Exhibit 2.5B attached hereto.

         2.6 LOCATION. The location of InSight's principal corporate office shall be Newport Beach, California.


                                  ARTICLE III
                              CONVERSION OF SHARES
                              --------------------

         3.1. EXCHANGE RATIO. At the Effective Time, by virtue of the respective Mergers and without any action on the part of the holder thereof:





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
                    (a) Shares of the capital stock of AHSC and MHC ("Shares") issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares as defined in Section 3.6 below) shall be converted at the Effective Time into the right to receive shares of the capital stock of InSight ("InSight Shares"), in accordance with the following exchange ratios ("Exchange Ratios"), as applicable:

                             (1)     Each Share of AHSC Common Stock, par value
$0.03 per share, shall be converted into the right to receive .100 Shares of InSight Common Stock, par value $0.001 per share.

                             (2)     Each Share of MHC Common Stock, par value
$0.01 per share, shall be converted into the right to receive .598 Shares of InSight Common Stock, par value $0.001 per share.

                             (3)     Each Share of AHSC Series B Senior
Convertible Preferred Stock, par value $0.03 per share, shall be converted into the right to receive 10 Shares of InSight Common Stock, par value $0.001 per share.

                             (4)     Each Share of AHSC Series C Preferred
Stock, par value $0.03  per share, shall be converted into the right to receive
1.25088 Shares of InSight Convertible Preferred Stock, par value $0.001 per share, subject to adjustment in the event that AHSC warrant holders or option holders exercise any of their respective rights to purchase AHSC Common Stock prior to the Effective Time. In such event, this ratio shall be increased so that the amount of InSight Convertible Preferred Stock to be received shall equal, on an as-converted basis, twenty-four percent (24%) of the issued and outstanding shares of InSight Common Stock immediately after the Effective Time.

                             (5)     Each Share of MHC Series B Preferred
Stock, par value $0.01 per share, shall be converted into the right to receive
83.392 Shares of InSight Convertible Preferred Stock, par value $0.001 per share, subject to adjustment in the event that MHC option holders exercise any such rights to purchase MHC Common Stock prior to the Effective Time. In such event, this ratio shall be increased so that the amount of InSight Convertible Preferred Stock to be received shall equal, on an as-converted basis, twenty-four percent (24%) of the issued and outstanding shares of InSight Common Stock immediately after the Effective Time.

                    (b) At the Effective Time, all Shares of AHSC and MHC (other than the Excluded Shares, which shall have only the rights set forth in Section 3.6 hereof) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such Shares of AHSC and MHC shall thereafter represent the InSight Shares into which such Shares of AHSC and MHC have been converted. Certificates representing Shares of AHSC and MHC shall be exchanged for certificates representing whole InSight Shares issued in consideration therefor upon the surrender of such certificate in accordance with the provisions hereof.





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
                    (c) Each Share of AHSC or MHC held in the treasury of any such Company (or a subsidiary of such Company) immediately prior to the Effective Time shall be canceled and retired and cease to exist, and no InSight Shares shall be issued in exchange therefor. All InSight Shares owned by AHSC or MHC, or any subsidiary thereof, shall become treasury stock of InSight.

                    (d) Each Share of common stock of AHSC Sub or MHC Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one (1) share of common stock of the Surviving Corporation of the respective Merger in which such Company is involved.

         3.2.       EXCHANGE OF SHARES.

                    (a) Prior to the Effective Time, InSight shall select and enter into an agreement (in form and substance reasonably satisfactory to AHSC and MHC) with a bank, transfer agent or trust company to act as exchange agent hereunder ("Exchange Agent"). No later than the Effective Time, InSight shall make available, and each holder of Shares (other than Excluded Shares) will be entitled to receive, upon surrender to the Exchange Agent of one or more certificates representing such Shares for cancellation, certificates representing the number of InSight Shares into which such Shares are converted in the Merger. The InSight Shares into which the Shares shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

                    (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares ("Certificates") whose Shares were converted into InSight Shares pursuant to Section 3.1 hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in such form and have such other provisions as InSight and the other Companies may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing InSight Shares. Subject to Section 6.7 hereof, upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole InSight Shares which such holder has the right to receive in respect of the Certificates surrendered pursuant to the provisions of this
Article III.

                    (c) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, InSight will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate the number of InSight Shares into which such Shares are converted in the Merger in accordance with this Article III. When authorizing such issuance in exchange therefor, the Board of Directors of InSight may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give InSight a bond in such sum as it may direct as indemnity, or such other form of indemnity as it shall direct, against any claim that may be made against InSight with respect to the Certificate alleged to have been lost, stolen or destroyed.

         3.3. DIVIDENDS; TRANSFER TAXES. No dividends that are declared on InSight Shares will be paid to persons entitled to receive certificates representing InSight Shares until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the certificates representing such InSight Shares shall be issued any dividends which shall have become payable with respect to such InSight Shares between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. If any certificates for any InSight Shares are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such InSight Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any InSight Shares or dividends thereon or, in accordance with
Section 3.4 hereof, the cash payment for fractional interests, delivered to a public official pursuant to applicable escheat laws.

         3.4. NO FRACTIONAL SECURITIES. No certificates or scrip representing fractional InSight Shares shall be issued upon the surrender for exchange of certificates representing Shares pursuant to this Article III, and no dividend, stock split-up or other change in the capital structure of InSight shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder.
In lieu of any such fractional securities, each holder of Shares who would otherwise have been entitled to a fraction of an InSight Share upon surrender of stock certificates for exchange pursuant to this Article III shall be paid an amount in cash (without interest), rounded to the nearest cent, equal to the product of such fraction multiplied by the fair market value of an InSight Share as determined by the InSight Board of Directors.

         3.5. CLOSING OF TRANSFER BOOKS. At the Effective Time, the stock transfer books of AHSC and MHC shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing InSight Shares in accordance with the terms hereof. At and after the Effective Time, the holders of Shares to be exchanged for InSight Shares pursuant to this Agreement shall cease to have any rights as stockholders of AHSC and MHC except for the right to surrender such Certificates in exchange for InSight Shares and cash consideration for fractional interests as set forth in this Article III.

         3.6. DISSENTING SHARES. If holders of Shares which are outstanding immediately prior to the Effective Time are entitled to dissent from a Merger and deliver a written demand for appraisal of any such Shares in accordance with the provisions of Section 262 of the DGCL concerning the right of such holders to dissent from a Merger and demand appraisal of their Shares ("Dissenting Holders"), any Shares held by a Dissenting Holder as to which appraisal has been so demanded

("Excluded Shares") shall not be converted as described in Section 3.1 hereof, but shall from and after the Effective Time represent only the right to receive payment of the appraised value of such Shares determined in accordance with the provisions of Section 262 of the DGCL; provided, however, that Shares held by a Dissenting Holder who shall, after the Effective Time, withdraw his or her demand for appraisal or lose his or her right of appraisal with respect to such Shares, in either case pursuant to Section 262 of the DGCL, shall not be deemed Excluded Shares but shall be deemed to be converted, as of the Effective Time, into the right to receive InSight Shares in accordance with the applicable Exchange Ratio.

         3.7. CLOSING. The closing of the transactions contemplated by this Agreement ("Closing") shall take place at the office of McDermott, Will & Emery, 2049 Century Park East, Suite 3400, Los Angeles, California 90067, at 10:00 a.m. Pacific time, on the first business day ("Closing Date") after the later of (a) the day on which the later to occur of the stockholders' meetings referred to in Section 7.4 hereof shall have occurred or (b) the day on which all of the conditions set forth in Article VIII hereof are satisfied or waived, or at such other date, time and place as the Companies shall agree.

         3.8. SUPPLEMENTARY ACTION. If at any time after the Effective Time any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm or record in the Surviving Corporations the title to any property or rights of any Constituent Corporation, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporations are hereby authorized and empowered on behalf of the Constituent Corporations, in the name of and on behalf of any Constituent Corporation as appropriate, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF AHSC AND MHC
                 ----------------------------------------------

         As used in this Agreement, (i) the term "Material Adverse Effect" means, with respect to AHSC or MHC, as the case may be, a material adverse effect on the business, assets, results of operation or financial condition of such party and its subsidiaries taken as a whole or in the ability of such party to perform its obligations hereunder, and (ii) the word "subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporations or other organizations is directly or indirectly owned or controlled by such party and/or by any one or more of the subsidiaries.





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
         Each of AHSC and MHC represents and warrants, with respect to itself and its subsidiaries, to the others and to InSight, except as disclosed to the others and to InSight in writing prior to the execution of this Agreement, as follows:

         4.1. ORGANIZATION. Each Company, and each subsidiary of such Company, (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the power to carry on its business as it is now being conducted or presently proposed to be conducted, and (iii) is duly qualified to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect.

         4.2. CAPITALIZATION. As of the date hereof, the authorized capital stock of such Company is as set forth in Exhibit 4.2 hereto. As of the date hereof, the number of Shares of such Company which are issued and outstanding is as set forth in Exhibit 4.2 hereto. All of the issued and outstanding Shares of such Company are validly issued, fully paid and nonassessable and free of preemptive rights or similar rights created by statute, the Certificate of Incorporation or Bylaws of such Company, or any agreement by which such Company or any of its subsidiaries is a party or by which it is bound. Except (a) as set forth above or (b) as disclosed in
Exhibit 4.2 hereto, there are not as of the date of this Agreement any Shares of capital stock of such Company issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating such Company to issue, transfer or sell any Shares of its capital stock. As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of such Company may vote ("Voting Debt") were issued and outstanding with respect to such Company.

         4.3. AUTHORITY RELATIVE TO THIS AGREEMENT. Such Company has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by such Company and the consummation by such Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of such Company, and, except for approval by the requisite votes cast by such Company's stockholders at the meeting provided for in Section 7.4 hereof, no other corporate proceedings on the part of such Company are necessary to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Company and constitutes a valid and binding agreement of such Company, enforceable against such Company in accordance with its terms.

         4.4. CONSENTS AND APPROVALS; NO VIOLATIONS. Except for applicable requirements of the Securities Act of 1933, as amended ("Securities Act"), the Securities Exchange Act of 1934, as amended ("Exchange Act"), state or foreign laws relating to takeovers, if applicable, state securities or blue sky laws and, as applicable, filing and recordation of a Certificate of Merger as required by the DGCL, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by such Company of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by such Company, nor the consummation by such Company of the transactions contemplated hereby, nor compliance by such Company with any of the provisions hereof, will
(a) result in any breach of the Certificate of Incorporation or Bylaws of such Company, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any rights of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which such Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Company, any of its subsidiaries or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults that would not have a Material Adverse Effect.

         4.5. REPORTS AND FINANCIAL STATEMENTS. Such Company has filed all reports required to be filed by it with the Securities and Exchange Commission ("SEC") pursuant to the Exchange Act since January 1, 1992 (collectively, "SEC Reports"), and has previously furnished or made available to the other Companies true and complete copies of all such SEC Reports. None of such SEC Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the SEC Reports fairly presents in all material respects the consolidated financial position of such Company and its subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present in all material respects the results of operations and cash flows of such Company and its subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein and the absence of any notes thereto.

         4.6. ABSENCE OF CERTAIN CHANGE OR EVENTS. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, since December 31, 1994, neither such Company nor any of its subsidiaries has: (a) taken any of the actions set forth in Sections 6.1(b), 6.1(c) or 6.1(e) hereof; (b) incurred any liability material to the Company and its subsidiaries on a consolidated basis, except in the ordinary course of its business, consistent with past practices; (c) suffered a change, or any event involving a prospective change, in the business, assets, financial condition or results of operation of such Company or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (other than as a result of changes or proposed changes in federal or state health care (including health care reimbursement) laws or regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles and changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by such Company to the others pursuant hereto); or (d) subsequent to the date hereof, except as permitted by Section 6.1 hereof, conducted its business and operations other than in the ordinary course of business and consistent with past practices.

         4.7. INFORMATION IN DISCLOSURE DOCUMENTS AND REGISTRATION STATEMENT. None of the information to be supplied by such Company to be included in (a) the Registration Statement on Form S-4 to be filed with the SEC by InSight under the Securities Act for the purpose of registering the InSight Shares to be issued in the Mergers or pursuant to this Agreement ("Registration Statement") and (b) the joint proxy statement to be distributed in connection with the meetings of stockholders of the Companies to vote upon this Agreement ("Proxy Statement"), will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of each of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement insofar as it pertains to such Company will comply as to form in all material respects with the provisions of the Securities Act, and the rules and regulations promulgated thereunder. The Proxy Statement insofar as it pertains to such Company will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations promulgated thereunder.

         4.8. LITIGATION. As of the date of this Agreement, except as disclosed in the SEC Reports filed prior to the date of this Agreement and except to the extent that individually and in the aggregate they would not reasonably be expected to have a Material Adverse Effect: (i) there is no action, suit, judicial or administrative proceeding, arbitration or investigation pending or, to the best knowledge of such Company, threatened against or involving such Company or any of its subsidiaries, or any of their properties or rights, before any court, arbitrator or administrative or governmental body; (ii) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against such Company or any of its subsidiaries; and
(iii) such Company and its subsidiaries are not in violation of any term of any judgments, decrees, injunctions or orders outstanding against them. Such Company has furnished to the other Companies in writing a description of all litigations, actions, suits, proceedings, arbitrations, investigations known to it, judgments, decrees, injunctions or orders pending, or to its best knowledge, threatened against or involving such Company or any of its subsidiaries, or any of their properties or rights as of the date hereof.

         4.9.       CONTRACTS.

                    (a) Each of the material contracts, instruments, mortgages, notes, security agreements, leases, agreements or understandings, whether written or oral, to which such Company or any of its subsidiaries is a party that relates to or affects the assets or operations of such Company or any of its subsidiaries or to which such Company or any of its subsidiaries or their respective assets or operations may be bound or subject is a valid and binding obligation of such Company and in full force and effect (with respect to such Company or such subsidiary), except for where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect. Except to the extent that the consummation of the transactions contemplated by this Agreement may require the consent of third parties, as disclosed in writing to the other Companies pursuant hereto, there are no existing defaults by such Company or any of its subsidiaries thereunder or, to the knowledge of such Company, by any other party thereto, which defaults would, individually or in the aggregate, have a Material Adverse Effect; and no event of default has occurred, and no event, condition or occurrence exists, that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by such Company or any of its subsidiaries thereunder, which default would, individually or in the aggregate, have a Material Adverse Effect.

                    (b) Except as set forth in such Company's SEC Reports (including the exhibits thereto) filed prior to the date of this Agreement and the materials made available pursuant to Section 4.16 hereof or as set forth in
Exhibit 4.9 hereto, as of the date of this Agreement neither such Company nor any of its subsidiaries is a party to any oral or written (i) consulting agreement not terminable on sixty (60) days or less notice involving the payment of more than fifty thousand dollars ($50,000) per annum, in the case of any such agreement with an individual, (ii) joint venture agreement, (iii) noncompetition or similar agreements that restrict such Company or its subsidiaries from engaging in a line of business, (iv) agreement with any executive officer or other employee of such Company or any subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving such Company of the nature contemplated by this Agreement and which provides for the payment of in excess of ten thousand dollars ($10,000), (v) agreement with respect to any executive officer of such Company or any subsidiary providing any term of employment beyond one (1) year or compensation guaranty in excess of seventy-five thousand dollars ($75,000) per annum, or (vi) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         4.10.      EMPLOYEE BENEFIT PLANS.

                    (a) Such Company has previously delivered to the other Companies a true and complete list of each written or formal employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), policy or agreement that is maintained (all of the foregoing, "Benefit Plans"), or is or was contributed to by such Company or pursuant to which such Company or any trade or business, whether or not incorporated ("ERISA Affiliate"), which together with such Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA, is still potentially liable for payments, benefits or claims. A copy of each Benefit Plan as currently in effect and, if applicable, the most recent annual report, actuarial report or valuation, summary plan description, trust agreement and a determination letter issued by the IRS for each Benefit Plan have heretofore been delivered to the other Companies. No Benefit Plan was or is subject to Title IV of ERISA or Section 412 of the Code, including any "multi-employer plan" as defined in Section 3(37) of ERISA.

                    (b) Each of the Benefit Plans that are subject to ERISA is in substantial compliance with ERISA; each of the Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified. No event has occurred, and to such Company's knowledge, there exists no condition or set of circumstances, in connection with which such Company or any ERISA Affiliate is or could be subject to liability (except liability for benefit claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law with respect to any Benefit Plan.

                    (c) All contributions or other amounts payable by such Company or its subsidiaries through December 31, 1994 with respect to each Benefit Plan in respect of current or prior plan years have been either paid or accrued on the most recent financial statements of such Company made available to the other Companies. Any contributions or other amounts payable by such Company or its subsidiaries for periods between December 31, 1994 and the Effective Time with respect to each Benefit Plan in respect of current or prior plan years have been or will be either paid or accrued in the normal course of business on the books and records of such Company at or prior to the Effective Time. There are no pending or, to the best knowledge of such Company, threatened or anticipated claims (other than routine claims for benefits) by or on behalf of or against any of the Benefit Plans or any trusts or other funding vehicles related thereto.

                    (d) No Benefit Plan, other than policies or agreements, provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by Part 6 of Subtitle B of Title I of ERISA,
Section 4980B of the Code or any comparable state law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of such Company or the ERISA Affiliates, or (iv) benefits the full cost of which is borne by the current or former employee or his or her beneficiary.

         4.11. TAXES. For the purposes of this section, the term "tax" shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest or other assessments imposed by any United States federal, state or local authority or any other taxing authority on such Company or any of its Tax Affiliates (as defined below) as to their respective income, profit, franchise, gross receipts, payroll, sales, employment, workers' compensation, use, property, withholding, excise, occupancy, environmental and other taxes, duties or assessments of any nature whatsoever. Such Company has filed or caused to be filed timely all material federal, state, local and foreign tax returns required to be filed by each of its and any member of its consolidated, combined, unitary or similar group (each such member a "Tax Affiliate"). Such returns, reports and other information are accurate and complete in all material respects. Such Company has paid or caused to be paid or has made adequate provision or set up an adequate accrual or reserve for the payment of all taxes shown to be due in respect of the periods for which returns are due, and has established (or will establish at least quarterly) an adequate accrual or reserve for the payment of all taxes payable in respect of the period subsequent to the last of said periods required to be so accrued or reserved. Neither such Company nor any of its Tax Affiliates has any material liability for taxes in excess of the amount so paid or accruals or reserves so established. Neither such Company nor any of its Tax Affiliates is delinquent in the payment of any tax in excess of the amount reserved or provided therefor, and no deficiencies for any tax, assessment or governmental charge in excess of the amount reserved or provided therefor have been threatened, claimed, proposed or assessed. No waiver or extension of time to assess any taxes has been given or requested. Such Company's federal and state income tax returns have never been audited by the Internal Revenue Service or comparable state agencies.

         4.12. COMPLIANCE WITH APPLICABLE LAW. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, such Company and each of its subsidiaries holds all licenses, franchises, permits, variances, exemptions, orders, approvals and authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of each of such Company and its subsidiaries is not being conducted in violation of, any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to such Company or any of its subsidiaries, except to the extent that the failure to hold any such licenses, franchises, permits or authorizations, or any such violation, would not, individually or in the aggregate, have a Material Adverse Effect.

         4.13. SUBSIDIARIES. Exhibit 22.1 to the most recent Form 10-K included in the SEC Reports of AHSC and MHC, as supplemented by Exhibit 4.13 hereto, lists all the subsidiaries of such Company as of the date of this Agreement and indicates for each subsidiary as of such date the jurisdiction of incorporation or organization. All of the outstanding shares of capital stock or other equity interests of each of the subsidiaries are (i) held by such Company or one of such wholly-owned subsidiaries, (ii) fully paid and nonassessable, and (iii) owned by such Company or one of such wholly-owned subsidiaries free and clear of any claim, lien or encumbrance.

         4.14.      LABOR AND EMPLOYMENT MATTERS.

                    (a) Such Company and its subsidiaries are and have been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform Control Act, the Worker Adjustment and Retraining Notification Act and such laws respecting employment discrimination, equal opportunity, affirmative action, workers' compensation, occupational safety and health requirements and unemployment insurance and related matters, and are not engaged in and have not engaged in any unfair labor practice.

                    (b) To the knowledge of such Company, no investigation or review by or before any governmental entity concerning any violations of any such applicable laws is pending, nor is any such investigation threatened or has any such investigation occurred during the last three (3) years, and no governmental entity has provided any notice to such Company or any of its subsidiaries or otherwise asserted an intention to conduct any such investigation.

                    (c) There is no labor strike, dispute, slowdown or stoppage actually pending or threatened against such Company or any of its subsidiaries.

                    (d) No union representation question or union organizational activity exists respecting the employees of such Company or any of its subsidiaries.

                    (e) No collective bargaining agreement exists which is binding on such Company or any of its subsidiaries.

                    (f) Neither such Company nor any of its subsidiaries has experienced any material work stoppage or other material labor difficulty.

                    (g) Except as set forth on Exhibit 4.14(g) hereto, in the event of termination of the employment of any of the current officers, directors, employees or agents of such Company or any of its subsidiaries, neither such Company, any of its subsidiaries, any other Company, the Surviving Corporation nor InSight nor any other subsidiaries of such Company, will, pursuant to any agreement or by reason of anything done prior to the Effective Time by such Company of any of its subsidiaries, be liable to any of said officers, directors, employees or agents for so-called "severance pay" or any other similar payments or benefits, including, without limitation, post-employment health care (other than pursuant to COBRA) or insurance benefits.

         4.15. INSURANCE. As of the date hereof, such Company and each of its subsidiaries are insured by insurers reasonably believed by such Company to be of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. All material policies of insurance and fidelity or surety bonds insuring such Company or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect, except as set forth on Exhibit 4.15 hereto. As of the date hereof, there are no material claims by such Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause.

         4.16. CONTRACTS WITH PHYSICIANS, HOSPITALS, HMOS AND THIRD PARTY PROVIDERS. Such Company has made available to representatives of the other Companies copies (or in the case where no written documentation exists, a summary) of all outstanding contracts, partnerships, joint ventures and other arrangements or understandings (written or oral) between (a) such Company or any of its subsidiaries and (b) any physician, hospital, HMO, other managed care organization or other third-party provider relating to the provision of medical or consulting services, treatments, patient referrals or similar activities.


                                   ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF INSIGHT
                   -----------------------------------------

InSight represents and warrants to AHSC and MHC with respect to itself and with respect to AHSC Sub and MHC Sub, as follows:

         5.1. ORGANIZATION. Such Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Such Company has delivered to the other Companies complete and correct copies of its Certificate of Incorporation and Bylaws or other organizational documents. Such Company has not engaged in any business since the date of its incorporation other than as contemplated hereby.

         5.2 CAPITALIZATION. The authorized capital stock of InSight consists of twenty-five million (25,000,000) shares of common stock, par value $0.001 per share, and three million five hundred thousand (3,500,000) shares of preferred stock, par value $0.001 per share ("InSight Preferred Stock"). As of the date hereof, one thousand (1,000) InSight Shares are issued and outstanding and owned of record and beneficially only by AHSC and MHC in equal proportions. There are no shares of InSight Preferred Stock outstanding. All of the issued and outstanding InSight Shares are validly issued, fully paid, nonassessable and free of preemptive rights or similar rights created by statute, the Certificate of Incorporation or Bylaws of InSight or any agreement to which InSight or any of its subsidiaries is a party or by which it is bound. There are not now, and at the Effective Time there will not be, any other shares of capital stock of InSight issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating InSight to issue, transfer or sell any shares of its capital stock except pursuant to this Agreement, that certain Preferred Stock Acquisition Agreement dated on or about the date hereof, by and among AHC, MHC, InSight and General Electric Company acting through GE Medical Systems, and those certain agreements dated February 23, 1996, by and among each of the preferred stockholders of AHSC and InSight, AHSC, Maxum and General Electric Company acting through GE Medical Systems ("Preferred Stockholders Agreements"). Except as provided for in this Agreement, after the Effective Time, InSight will have no obligation to issue, transfer or sell any shares of its capital stock pursuant to any employee benefit plan or otherwise. Other than as contemplated by this Section and Section 7.7 hereof, immediately after the Effective Time, there will be no option, warrant, call, right or agreement obligating InSight or any subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any InSight Shares or obligating InSight or any subsidiary to grant, extend or enter into any such option, warrant, call, right or agreement. All of the issued and outstanding capital stock of AHSC Sub and MHC Sub is owned beneficially and of record by InSight and, in each case, consists solely of one thousand (1,000) shares of common stock, $0.001 par value per share.

         5.3. AUTHORITY RELATIVE TO THIS AGREEMENT. Such Company has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by such Company and the consummation by such Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of such Company and by InSight, as sole stockholder of such company, and no other corporate proceedings on the part of such Company are necessary to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Company and constitutes a valid and binding agreement of such Company, enforceable against such Company in accordance with its terms.

                                   ARTICLE VI
                    CONDUCT OF BUSINESS PENDING THE MERGERS
                    ---------------------------------------

         6.1. CONDUCT OF BUSINESS PENDING THE MERGERS. Except as contemplated by this Agreement, each Company agrees on its own behalf and on behalf of its subsidiaries that, without the prior written consent of the other Companies, during the period from the date of this Agreement and continuing until the Effective Time:

                    (a) the respective businesses of each Company and its subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices;

                    (b) such Company and its subsidiaries shall not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (ii) amend its Certificate of Incorporation, as applicable, or Bylaws; or (iii) split, combine or reclassify any shares of its outstanding capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property in respect of its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other securities or shares of the capital stock or other securities of any of its subsidiaries;

                    (c) such Company and its subsidiaries shall not (i) authorize for issuance, issue, sell, pledge, dispose of, encumber, deliver or agree to commit to issue, sell, pledge or deliver any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class or exchangeable into shares of stock of any class or any Voting Debt (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except that the Company may issue Shares required to be issued upon exercise of existing stock options, warrants or similar plans, or under other contractual commitments previously made, which options, warrants, plans or commitments have been disclosed in writing to the other Companies pursuant hereto, and except for Preferred Stock to be issued to General Electric Company acting through GE Medical Systems pursuant to a Preferred Stock Acquisition Agreement dated on or about the date hereof ("Preferred Stock Acquisition Agreement); (ii) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other substantial assets other than in the ordinary course of business and consistent with past practices; (iii) incur, assume or prepay any material indebtedness, liability or obligation or any other material liabilities or issue any debt securities other than in the ordinary course of business and consistent with past practices; (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than a subsidiary) in a material amount other than in the ordinary course of business and consistent with past practices; (v) make any material loans, advances or capital contributions to, or investments in, any other person, other than to subsidiaries, other than in the ordinary course of business and consistent with past practices; (vi) fail to maintain adequate insurance consistent with past practices for their businesses and properties; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                    (d) such Company shall use its best efforts to preserve intact the business organization of the Company and its subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the goodwill of those having business relationships with it and their respective subsidiaries; provided, however, that no breach of this covenant shall be deemed to have occurred if a failure to comply with this
Section 6.1(d) occurs as a result of any matter arising out of the transactions contemplated by this Agreement or any acquisition proposals made to such Company or the public announcement thereof;

                    (e) such Company and its subsidiaries shall not knowingly take or allow to be taken or fail to take any action which act or omission would jeopardize the qualification of the transfer of ownership of the stock of AHSC and MHC to InSight in exchange for InSight stock pursuant to the Mergers as a transaction described in Section 351(a) of the Code; and

                    (f) such Company and its subsidiaries shall use all reasonable efforts to prevent any representation or warranty of such Company herein from becoming untrue or incorrect in any material respect.

         6.2. CONDUCT OF BUSINESS OF INSIGHT, AHSC SUB AND MHC SUB. During the period from the date of this Agreement to the Effective Time, InSight, AHSC Sub and MHC Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

         6.3. COMPENSATION PLANS. During the period from the date of this Agreement and continuing until the Effective Time, each Company agrees as to itself and its subsidiaries that, other than the agreements referred to in
Section 2.5 hereof or as set forth on Exhibit 6.3 hereto, it will not, without the prior written consent of the other Companies (except as required by applicable law or pursuant to existing contractual arrangements or other plans or commitments as otherwise disclosed to the other Companies in writing pursuant hereto):

                    (a) enter into, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, severance or other employee benefit plan, agreement, trust, plan, fund or other arrangement between such Company and one or more of its officers, directors or employees, in each case so as to materially increase the benefits thereunder (collectively, "Compensation Plans");

                    (b) grant or become obligated to grant any increase in the compensation or fringe benefits of directors, officers or employees (including any such increase pursuant to any Compensation Plan) or any increase in the compensation payable or to become payable to any officer, except, with respect to employees other than officers, for increases in compensation in the ordinary course of business consistent with past practice, or enter into any contract, commitment or arrangement to do any of the foregoing, except for normal increases and non-stock benefit changes in the ordinary course of business consistent with past practice;

                    (c) institute any new employee benefit, welfare program or Compensation Plan;

                    (d) make any change in any Compensation Plan or other employee welfare or benefit arrangement or enter into any employment or similar agreement or arrangement with any employee; or

                    (e) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of such Company of compensation or benefits contingent, or the terms of which are materially altered in favor of such individual, upon the occurrence of any of the transactions contemplated by this Agreement.

         6.4. CURRENT INFORMATION. From the date of this Agreement to the Effective Time, each Company will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than semi-monthly) with representatives of the other Companies and to report the general status of its ongoing operations and to deliver to the other Companies (not less than quarterly) unaudited consolidated balance sheets and related consolidated statements of income, stockholders equity and cash flows for the period since the last such report. Each Company will promptly notify the others of any material change in the normal course of business or in its subsidiaries' properties.

         6.5. LETTERS OF COMPANIES' ACCOUNTANTS. Each of AHSC and MHC shall use all reasonable efforts to cause to be delivered to itself, to InSight and to the other Companies a so-called "comfort" letter of such Company's independent auditors with respect to the financial statements and other financial information of such Company included in the Registration Statement, each such letter dated a date within two (2) business days before the date on which the Registration Statement shall become effective and addressed to each of AHSC, MHC and InSight, and in a form reasonably approved by the recipients prior to delivery thereof.

         6.6. LEGAL CONDITIONS TO MERGER. Each Company shall, and shall cause its subsidiaries to, use all reasonable efforts to (a) take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement, subject to the appropriate vote or consent of stockholders, and (b) obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and/or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries in connection with the Merger and the transactions contemplated by this Agreement. Each Company will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their subsidiaries in connection with the foregoing.

         6.7. AFFILIATES. Prior to the mailing to the stockholders of each Company of the Proxy Statement, each Company shall deliver to the other a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of such Company, "affiliates" of such Company, for purposes of Rule 145 under the Securities Act. Each Company shall use all reasonable efforts to cause each person named in the letter delivered by it to deliver to the other Companies at least ten (10) days prior to the Closing Date a written "affiliates" agreement, in customary form, restricting the disposition by such person of the InSight Shares to be received by such person in the Mergers, as contemplated by Rule 145 under the Securities Act and as required to cause such person to be an owner of the InSight stock immediately after the Mergers for purposes of Section 351 of the Code. Certificates surrendered for exchange by any person constituting an "affiliate" of a Company within the meaning of Rule 145 under the Securities Act shall not be exchanged by the Exchange Agent for InSight Shares pursuant to Section 3.2 hereof until InSight has received such agreement described in the preceding sentence.

         6.8. ADVICE OF CHANGES; GOVERNMENT FILINGS. Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein. Each Company shall file all reports required by regulation to be filed by it with the SEC between the date of this Agreement and the Effective Time and shall deliver to the other party copies of all such reports promptly after the same are filed. Except where prohibited by applicable statutes and regulations, each party shall promptly provide the other (or its counsel) with copies of all other filings made by such party with any state or federal government entity in connection with this Agreement or the transactions contemplated hereby.

         6.9. ACCOUNTING METHODS. No Company shall change its methods of accounting in effect at December 31, 1994, except as required by changes in generally accepted accounting principles as concurred in by such party's independent auditors.

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS
                             ---------------------

         7.1.       ACCESS AND INFORMATION.

                    (a) Each Company and their respective subsidiaries shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants and other representatives access, during normal business hours throughout the period from the date hereof to the Effective Time, to all of its books, records, properties, facilities, personnel commitments and records (including, but not limited to, any tax returns), and, during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request. No investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Mergers.

                    (b) All information furnished by any Company to another Company pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Merger contemplated hereby. The parties will hold any such information that is nonpublic in confidence to the extent required by, and in accordance with, the confidentiality agreements which they have previously entered into.

         7.2. ACQUISITION PROPOSALS. Each Company and their respective subsidiaries will not, and will use their best efforts to cause their respective directors, officers, employees, financial advisors, legal counsel, accountants and other agents and representatives (for purposes of this Section
7.2 only, being referred to as "affiliates") not to, initiate, solicit or encourage, directly or indirectly, or take any other action to facilitate any inquiries or the making of any proposal with respect to, or except to the extent required in the exercise of the fiduciary duties of its Board of Directors under applicable law as advised by independent counsel, engage or participate in negotiations concerning, provide any nonpublic information or data to or have any discussions with any person other than a party hereto or their affiliates relating to, any acquisition, tender offer (including a self-tender offer), exchange offer, merger, consolidation, acquisition of beneficial ownership of or the right to vote securities representing ten percent (10%) or more of the total voting power of such entity or any of its subsidiaries, dissolution, business combination, purchase of all or any significant portion of the assets or any division of, or any equity interest in, such entity or any subsidiary, or similar transaction other than the Mergers (such proposals, announcements or transactions being referred to as "Acquisition Proposals"). Each Company will promptly notify the others orally and in writing if any such Acquisition Proposal (including the terms thereof and identity of the persons making such proposals) is received and furnish to the other parties hereto a copy of any written proposal.

         7.3. REGISTRATION STATEMENT. As promptly as practicable, the Companies shall prepare and file with the SEC the Registration Statement with respect to the InSight Shares to be issued in the Mergers hereunder and use their best efforts to have the Registration Statement declared effective. The Companies shall also use their best efforts to take any action required to be taken under state securities or blue sky laws in connection with the issuance of InSight Shares pursuant hereto. Each Company shall furnish all information concerning such Company and the holders of its capital stock and shall take such other action as may be reasonably requested in connection with such Registration Statement and issuance of InSight Shares.

         7.4. PROXY STATEMENTS; STOCKHOLDER APPROVALS. AHSC and MHC, acting through their respective Boards of Directors, shall, in accordance with applicable law and their Certificate of Incorporation and Bylaws:

                    (a) promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective a meeting of their respective stockholders for the purpose of voting to approve and adopt this Agreement and shall use their respective best efforts, except to the extent the Board of Directors reasonably believes is otherwise required by its fiduciary duty, to obtain such stockholders' approval;

                    (b) except to the extent the Board of Directors reasonably believes is otherwise required by its fiduciary duty, recommend approval and adoption of this Agreement by the stockholders of such Company, and include in the Proxy Statement such recommendations, and take all lawful action to solicit such approvals; and

                    (c) as promptly as practicable, prepare and file with the SEC a preliminary Proxy Statement and, after consultation with each other, respond to any comments of the SEC with respect to the preliminary Proxy Statement and cause the definitive Proxy Statement to be mailed to their respective stockholders. Whenever any event occurs which should be set forth in an amendment or a supplement to the Proxy Statement or any filing required to be made with the SEC, each party will promptly inform the other and will cooperate in filing with the SEC and/or mailing to stockholders such amendment or supplement. The Proxy Statement, and all amendments and supplements thereto, shall comply with applicable law and be in form and substance reasonably satisfactory to each such Company.

         7.5. STOCK LISTING. The Companies shall take such action as may be necessary or desirable to apply for the listing of the InSight Shares to be issued pursuant to the Merger on the NASDAQ Small Cap Market.

         7.6. EMPLOYEE BENEFIT PLANS. It is the Companies' present intent to provide after the Effective Time to continuing employees of each Company and their subsidiaries employee benefit programs that in the aggregate are generally not less favorable to such employees than those being provided to such employees on the date of this Agreement.

         7.7. STOCK OPTIONS, WARRANTS, DEBENTURES AND OTHER AGREEMENTS. As of the Effective Time, any stock options, warrants, convertible securities or other contractual commitments to purchase or issue Shares of AHSC or MHC that are outstanding both as of the date hereof and at the Effective Time (whether or not contingent or otherwise requiring further shareholder approval) shall be assumed by InSight and converted into an option, warrant, convertible security or other contractual commitment, as the case may be, to purchase or issue, on the same terms and conditions (including, without limitation, the date and exercise provisions) as were applicable prior to the Effective Time, the number of InSight Shares equal to the number of Shares subject to such stock option, warrant, convertible security or other contractual commitment multiplied by the applicable Exchange Ratio, at an exercise price per InSight Share equal to the former exercise price per Share under such stock option, warrant, convertible security or other contractual commitment immediately prior to the Effective Time (without taking into account any antidilution formula) divided by the applicable Exchange Ratio; provided, however, that in the case of any employee stock option to which Section 421 of the Code applies by reason of its qualification under
Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. No stock option or warrant shall be converted into an option or warrant to purchase a partial InSight Share. Except as provided in this section, the converted stock options, warrants, convertible securities or other contractual commitments shall be assumed by InSight under their same terms and conditions, but shall not be subject to further stockholder approval. InSight agrees that, as soon as reasonably practicable after the Effective Time, it will cause to be filed one or more Registration Statements on Form S-8 under the Securities Act to register the InSight Shares issuable upon exercise of the aforesaid converted options or warrants, and, at or prior to the Effective Time, InSight shall take all corporate action necessary to reserve for issuance a sufficient number of InSight Shares for delivery upon exercise of the options and warrants, conversion of convertible securities or otherwise pursuant to other contractual commitments assumed pursuant to this Section 7.7. The consummation of the Merger shall not be considered a termination of employment or service pursuant to the AHSC or MHC option plans or outstanding stock options so long as the optionee remains in the employment or service of InSight or one of its direct or indirect subsidiaries. The Merger shall not cause any such stock options to terminate or require any holder thereof to exercise a stock option in order to prevent its termination, whether such termination would be in whole or in part. With respect to stock options outstanding as of the date hereof and at the Effective Time that were granted to non-employee directors of AHSC or MHC who will not continue as directors of InSight or its subsidiaries, such stock options shall be converted into InSight options that do not terminate because of termination of service by the optionee. InSight shall issue substitute option agreements consistent with this section after the Effective Time.

         7.8. DIRECTOR AND OFFICER INDEMNIFICATION. All rights to indemnification and advancement of expenses existing in favor of the directors, officers and agents of any Company ("Indemnified Parties") under the provisions existing on the date hereof of any Company's Certificate of Incorporation, Bylaws or indemnification agreements shall survive the Effective Time for at least six (6) years thereafter (including any directors' and officers' liability insurance theretofore maintained, if such insurance remains available for such period on commercially reasonable terms), and InSight agrees to indemnify and advance expenses to the Indemnified Parties to the full extent required or permitted by any Company under the provisions existing on the date hereof of any Company's Certificate of Incorporation, Bylaws or indemnification agreements. For purposes of the above sentence, commercially reasonable terms shall mean $150,000 for the first year and reducing by a factor of twenty-five percent (25%) for each of the next five (5) successive years. In the event the payment of such amount for any year is insufficient to maintain such insurance, or equivalent coverage cannot otherwise be obtained, InSight shall purchase as much such insurance as may be purchased for the amount indicated.

         7.9. PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, each Company agrees that it will obtain the approval of the other party prior to issuing any press release and will use its best efforts to consult with the others before otherwise making any public statement or responding to any press inquiry with respect to this Agreement or the transactions contemplated hereby, except as may be required by law or any governmental agency if required by such agency or the rules of the National Association of Securities Dealers, Inc.

         7.10. EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that if the Merger is not consummated, AHSC and MHC shall share equally the expenses incurred in connection with printing and mailing the Proxy Statement and the Registration Statement and all filing fees with the SEC, under state blue sky laws and with NASDAQ; provided that if the Merger is not consummated because a party is in breach of this Agreement or its stockholders fail to approve the Merger, said party shall reimburse the other for its legal costs.

         7.11.      ADDITIONAL AGREEMENTS.

                    (a) Subject to the terms and conditions herein provided, including, without limitation, those set forth in the last sentence of Section 6.6 hereof, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Companies shall take all such necessary action.

                    (b) Subject to the terms and conditions herein provided, each Company will cooperate with the others and use all reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of or any exemptions by all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement.

                    (c) Each party will keep the other party apprised of the status of any inquiries made of such party by the SEC or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated herein.


                                  ARTICLE VIII
                   CONDITIONS TO CONSUMMATION OF THE MERGERS
                   -----------------------------------------

         8.1. CONDITIONS TO ALL COMPANIES' OBLIGATION TO EFFECT THE MERGERS. The respective obligations of all Companies to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any one of which may be waived by all, but not less than all, Companies:

                    (a) The execution, delivery and consummation of the Master Debt Restructuring Agreement among General Electric Company, General Electric Capital Corporation, InSight, AHSC and MHC, which is an exhibit to the Preferred Stock Acquisition Agreement.

                    (b) The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

                    (c) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of each Company in accordance with applicable law.

                    (d) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of either Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of either Merger or related transactions. Other than the filing of the Certificates of Merger with the Secretary of State of Delaware, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity (all of the foregoing, "Consents") which are necessary for the consummation of the Merger, other than Consents which, if not obtained, would have no material adverse effect on the consummation of the Mergers or on the Surviving Corporations and their subsidiaries, taken as a whole, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect. All state securities or blue sky permits and other authorizations necessary to issue the InSight Shares in exchange for the Shares of AHSC and MHC and to consummate the Merger shall have been received.

                    (e) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to any Merger, by any federal or state governmental entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon any Surviving Corporation or its subsidiaries (or, in the case of any disposition of assets required in connection with such Requisite Regulatory Approval, upon any Company or its subsidiaries), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

                    (f) The aggregate amount of cash required to be paid on account of all Excluded Shares, as provided for in Section 3.6 hereof, shall not exceed ten percent (10%) of the value of the InSight Shares issuable in exchange for Shares of AHSC and MHC at the Effective Time.

                    (g) InSight (or, as applicable, the respective Companies) shall have taken all necessary action to adopt the option plan and shall have offered to enter into the agreements referred to in Section 2.5 hereof.

         8.2. CONDITIONS TO OBLIGATION OF EACH COMPANY TO EFFECT THE MERGER. The obligation of each Company to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following additional conditions, which may be waived by such Company:

                    (a) Each of the other Companies shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of the other Companies contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as contemplated by this Agreement, and each Company shall have received a certificate of the chairman of the Board, the president or an executive vice president of each of the other Companies as to the satisfaction of this condition.

                    (b) Each Company shall have received an opinion of its outside counsel dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the transfer of stock of AHSC and MHC to InSight by the existing stockholders of AHSC and MHC in exchange for InSight stock pursuant to the Mergers will be treated as a transfer of property to a controlled corporation within the meaning of Section 351 of the Code. In addition, each Company shall have received the opinion of its, and the other Companies' respective, outside counsel dated the Closing Date and addressed to itself and all other Companies covering the additional matters set forth in Exhibit 8.2(b) hereto.

                    (c) Each Company shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation and its subsidiaries taken as a whole or upon the consummation of the transactions contemplated hereby.

         8.3. CONDITIONS TO OBLIGATION OF MHC TO EFFECT THE MERGER. The obligation of MHC to effect the Merger shall be further subject to the fulfillment of the obligations of each of the record holders of the AHSC Series B Preferred Stock as set forth in the Preferred Stockholders Agreements.

                                   ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER
                       ---------------------------------

         9.1. TERMINATION. This Agreement may be terminated and the Mergers contemplated hereby abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of the Companies:

                    (a)      by mutual written consent of all of the Companies;

                    (b) by any Company if the Mergers shall not have been consummated on or before September 30, 1996;

                    (c) by any Company upon termination of the Preferred Stock Acquisition Agreement by GE Medical Systems, provided that such company is not then in breach of its obligations under this Agreement or the Preferred Stock Acquisition Agreement;

                    (d) by any Company if there shall have been any material breach of a material obligation of another Company hereunder and, if such breach is curable, such default shall have not been remedied within ten
(10) days after receipt by the other Company, as the case may be, of notice in writing from such Company specifying such breach and requesting that it be remedied; provided that such ten (10) day period shall be extended for so long as the other Company shall be making diligent attempts to cure such default;

                    (e) by any Company if the Board of Directors of any other Company shall have withdrawn or modified in a manner adverse to the others its approval or recommendation of this Agreement or the Mergers, or shall have resolved to do the same;

                    (f) by any Company if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any Merger and such order, decree, ruling or any other action shall have become final and non-appealable; or

                    (g) by any Company upon written notice to the others if any approval of the stockholders of a Company required for the consummation of the Merger submitted for their approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof.

         9.2. EFFECT OF TERMINATION. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become of no further effect and, except for a termination resulting from a breach by a party of this Agreement, there shall be no liability or obligation on the part of any Company or their respective officers or directors (except as set forth in Section 7.1(b) hereof and except for Sections 7.10, 10.2, 10.4, 10.5, 10.6 and
10.10 hereof which shall survive the termination).  Nothing contained in this
Section 9.2 shall relieve any party from liability for willful breach of this Agreement that results in termination of this Agreement. Upon request therefor, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing same.

         9.3. AMENDMENT. This Agreement may be amended by action taken at any time before or after approval hereof by the stockholders of the Companies, but, after any such approval, no amendment shall be made which alters the Exchange Ratio or which in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         9.4. WAIVER. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE X
                               GENERAL PROVISIONS
                               ------------------

         10.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. No representations, warranties or agreements contained herein shall survive beyond the Effective Time except that the agreements contained in Sections 2.3, 3.1, 3.2, 3.3, 3.4, 7.7, 7.9, 7.11(a), 10.1, 10.4, 10.5, 10.6, 10.7 and 10.10
hereof, and all other agreements of InSight, shall survive beyond the Effective Time.

         10.2. BROKERS. AHSC represents and warrants to the other Companies that, except for its financial advisors, Shattuck Hammond Partners, no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Mergers or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of AHSC, and that a true and complete copy of the engagement letter between AHSC and Shattuck Hammond Partners dated May 3, 1995 has previously been delivered to the other Companies. MHC represents and warrants to the other Companies that, except for its financial advisors, Principal Financial Securities, Inc., no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Mergers or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of MHC, and that a true and complete copy of the engagement letter between MHC and Principal Financial Securities, Inc. dated May 16, 1995, as amended on June 16, 1995, has previously been delivered to the other Companies.

         10.3. NOTICES. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telex or telecopy or mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or such other addresses for a party as shall be specified by like notice):

                    (a)      If to AHSC, InSight, AHSC Sub or MHC Sub, to:
                                     American Health Services Corp.
                                     4440 Von Karman Avenue, Suite 320
                                     Newport Beach, CA  92660
                                     Attention:  Thomas V. Croal

                             With a copy to:
                                     Arent Fox Kintner Plotkin & Kahn
                                     1050 Connecticut Avenue, N.W.
                                     Washington, D.C.  20036
                                     Attention:  Gerald P. McCartin, Esq.

                    (b)      If to MHC, InSight, AHSC Sub or MHC Sub, to:
                                     Maxum Health Corp.
                                     14850 Quorum Drive, Suite 400
                                     Dallas, TX  75240
                                     Attention:  Chairman of the Board

                             With a copy to:
                                     Storey Armstrong Steger & Martin, P.C.
                                     4600 Fountain Place
                                     1445 Ross Avenue
                                     Dallas, TX  75202
                                     Attention:  Stephen C. Morton, Esq.

         10.4. DESCRIPTIVE HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.5. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (including the Exhibits and other documents and instruments referred to herein) and the confidentiality agreement referenced in Section 7.1(b) hereof (a) constitute the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise. In this regard, each of AHSC and MHC represent and warrant that such party has no arrangement or understanding with any other party to this Agreement with respect to a merger or similar transaction in the event this Agreement is terminated.

         10.6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware without giving effect to the provisions thereof relating to conflicts of law.

         10.7. PARTIES IN INTEREST. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefit or remedies of any nature whatsoever or by reason of this Agreement.

         10.8. COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         10.9. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         10.10. JURISDICTION AND VENUE. Each party hereto hereby agrees that any proceeding relating to this Agreement and the Mergers shall be brought in a state court of Delaware. Each party hereto hereby consents to personal jurisdiction in any such action brought in any such Delaware court, consents to service of process by registered mail made upon such party and such party's agent, and waives any objection to venue in any such Delaware court or to any claim that such Delaware court is an inconvenient forum.

         10.11. INVESTIGATION. The respective representations and warranties of each Company contained herein or in the certificates or other documents delivered prior to the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

         10.12. CONSENTS. For purposes of any provision of this Agreement requiring, permitting or providing for the consent of any Company, the written consent of the chairman of the Board or chief executive officer of a Company shall be sufficient to constitute such consent.

         IN WITNESS WHEREOF, each Company has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

AMERICAN HEALTH SERVICES CORP.                MAXUM HEALTH CORP.

By:  /ss/ E. Larry Atkins                     By:  /ss/ Glenn P. Cato
    --------------------------                   -------------------------------
Name:  E. Larry Atkins                        Name:  Glenn P. Cato
      ------------------------                      ----------------------------
Title:  President and CEO                     Title:  President
       -----------------------                        --------------------------

AHSC ACQUISITION COMPANY                      MXHC ACQUISITION COMPANY

By:  /ss/ E. Larry Atkins                     By:  /ss/ Glenn P. Cato
    --------------------------                   -------------------------------
Name:  E. Larry Atkins                        Name:  Glenn P. Cato
     -------------------------                       ---------------------------
Title:  President                             Title:  Senior Executive
       -----------------------                       ---------------------------
                                                      Vice President-Operations
                                                     ---------------------------

INSIGHT HEALTH SERVICES CORP.

By: /ss/ E. Larry Atkins
   ---------------------------
Name: E. Larry Atkins
     -------------------------
Title: President and CEO
      ------------------------